Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40152, 333-40154, 333-54188, 333-55974, 333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33-148621, 333-151816, 333-163644, 333-180412, 333-187641, 333-194865 and 333-204730) of Marvell Technology Group Ltd. of our reports dated July 21, 2016 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of the Company for the year ended January 30, 2016.

/s/ Deloitte & Touche LLP

San Jose, California

August 10, 2016